Exhibit 99.1
Penumbra, Inc. Reports First Quarter 2023 Financial Results

ALAMEDA, Calif., May 2, 2023 /PR Newswire/ -- Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today reported financial results for the first quarter ended March 31, 2023.

•Revenue of $241.4 million in the first quarter of 2023, an increase of 18.4%, or 19.7% in constant currency1, compared to the first quarter of 2022.
First Quarter 2023 Financial Results
Total revenue increased to $241.4 million for the first quarter of 2023 compared to $203.9 million for the first quarter of 2022, an increase of 18.4%, or 19.7% on a constant currency basis. The United States represented 71% of total revenue and international represented 29% of total revenue for the first quarter of 2023. Revenue from sales of vascular products grew to $142.8 million for the first quarter of 2023, an increase of 16.3%, or 17.2% on a constant currency basis. Revenue from sales of neuro products grew to $98.5 million for the first quarter of 2023, an increase of 21.5%, or 23.4% on a constant currency basis.

Gross profit was $151.1 million, or 62.6% of total revenue for the first quarter of 2023, compared to $127.4 million, or 62.5% of total revenue, for the first quarter of 2022. Gross margin is impacted by product mix, regional mix and start up costs associated with new product launches. As such, with favorable product mix, improvement in productivity, and leveraging our fixed costs on higher volume of new product sales during the year, our gross margin may be positively impacted in the future.

Total operating expenses were $143.1 million, or 59.3% of total revenue, for the first quarter of 2023, including a $2.4 million amortization expense of finite lived intangible assets acquired in connection with the Sixense acquisition. This compares to total operating expenses of $131.5 million, or 64.5% of total revenue, for the first quarter of 2022, including a $1.8 million amortization expense of finite lived intangible assets acquired in connection with the Sixense acquisition. Excluding this charge, total non-GAAP operating expenses1 were $140.7 million, or 58.3% of total revenue, for the first quarter of 2023, and $129.7 million, or 63.6% of total revenue, for the first quarter of 2022, respectively. R&D expenses were $20.0 million for the first quarter of 2023, compared to $20.6 million for the first quarter of 2022. SG&A expenses were $123.1 million for the first quarter of 2023, compared to $110.9 million for the first quarter of 2022.

Income from operations was $8.0 million for the first quarter of 2023, compared to a loss from operations of $4.0 million for the first quarter of 2022. Excluding the charge associated with the amortization expense of finite lived intangible assets acquired in connection with the Sixense acquisition, non-GAAP income from operations1 was $10.4 million for the first quarter of 2023, compared to a non-GAAP loss from operations1 of $2.3 million for the first quarter of 2022.

Updated Full Year 2023 Financial Outlook
The Company is increasing its guidance for 2023 total revenue to be in the range of $1.04 billion to $1.06 billion, which represents 23% to 25% growth over 2022 revenue of $847.1 million. Relative to our total revenue guidance range of 23-25% growth, we expect growth in our Vascular business to be slightly above this range and growth in our Neuro business to be below this range.
Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the first quarter 2023 financial results after market close on Tuesday, May 2, 2023 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (888) 330-2443 for domestic and international callers (conference id: 4604622), or the webcast can be accessed on the “Events” section under the “Investors” tab of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for at least two weeks following the completion of the call.
About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra supports healthcare providers, hospitals and clinics in more than 100 countries. For more information, visit www.penumbrainc.com and connect on Twitter and LinkedIn.

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures in this press release: a) constant currency and b) non-GAAP operating expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP diluted earnings per share (“EPS”).

Constant Currency. The Company’s constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Non-GAAP operating expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP diluted EPS. The adjustments to the GAAP financial measures reflect the exclusion of:

•the effect of the amortization of finite lived intangible assets acquired in connection with the Sixense acquisition over their estimated useful lives; and
•the excess tax benefits associated with share-based compensation arrangements.

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We consider non-GAAP operating expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP diluted EPS useful metrics as they provide an alternative framework for assessing how our underlying business performed excluding the amortization expense of finite lived intangible assets acquired in connection with the Sixense acquisition and the excess tax benefits associated with share-based compensation arrangements.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; potential adverse regulatory actions; and the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$94,688	$69,858
Marketable investments	104,409	118,172
Accounts receivable, net	207,364	203,384
Inventories	344,042	334,006
Prepaid expenses and other current assets	35,987	30,279
Total current assets	786,490	755,699
Property and equipment, net	65,224	65,015
Operating lease right-of-use assets	189,839	192,636
Finance lease right-of-use assets	32,569	33,323
Intangible assets, net	78,669	81,161
Goodwill	166,161	166,046
Deferred taxes	65,173	64,213
Other non-current assets	11,173	12,793
Total assets	$1,395,298	$1,370,886
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,199	$26,679
Accrued liabilities	105,869	106,300
Current operating lease liabilities	10,303	10,033
Current finance lease liabilities	1,957	1,920
Total current liabilities	146,328	144,932
Non-current operating lease liabilities	196,837	198,955
Non-current finance lease liabilities	24,423	24,865
Other non-current liabilities	3,241	3,276
Total liabilities	370,829	372,028
Stockholders’ equity:
Common stock	38	38
Additional paid-in capital	978,826	963,040
Accumulated other comprehensive loss	(6,861)	(8,124)
Retained earnings	52,466	43,904
Total stockholders’ equity	1,024,469	998,858
Total liabilities and stockholders’ equity	$1,395,298	$1,370,886

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$241,398	$203,895
Cost of revenue	90,326	76,477
Gross profit	151,072	127,418
Operating expenses:
Research and development	19,986	20,564
Sales, general and administrative	123,078	110,900
Total operating expenses	143,064	131,464
Income (loss) from operations	8,008	(4,046)
Interest income (expense), net	554	(47)
Other income (expense), net	90	(1,011)
Income (loss) before income taxes	8,652	(5,104)
Provision for (benefit from) income taxes	90	(5,183)
Net income	$8,562	$79

Net income per share:
Basic	$0.22	$0.00
Diluted	$0.22	$0.00
Weighted average shares outstanding:
Basic	38,186,342	37,646,122
Diluted	39,075,388	38,708,657

Penumbra, Inc.
Reconciliation of GAAP Operating Expenses and GAAP Income (Loss) from Operations to Non-GAAP Operating Expenses and Non-GAAP Income (Loss) from Operations1
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
GAAP operating expenses	$143,064	$131,464
GAAP operating expenses includes the effect of the following item:
Amortization of finite lived intangible assets acquired	2,380	1,785
Non-GAAP operating expenses	$140,684	$129,679

GAAP income (loss) from operations	$8,008	$(4,046)
GAAP income (loss) from operations includes the effect of the following item:
Amortization of finite lived intangible assets acquired	2,380	1,785
Non-GAAP income (loss) from operations	$10,388	$(2,261)

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures.

Penumbra, Inc.
Reconciliation of GAAP Net Income and GAAP Diluted EPS to Non-GAAP Net Income (Loss) and Non-GAAP Diluted EPS1
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
	Net income	Diluted EPS	Net income (loss)	Diluted EPS
GAAP net income	$8,562	$0.22	$79	$0.00
GAAP net income includes the effect of the following items:
Amortization of finite lived intangible assets acquired	2,380	0.06	1,785	0.05
Tax effect on the non-GAAP adjustment above[2]	(558)	(0.01)	(416)	(0.01)
Excess tax benefits related to stock compensation awards	(1,440)	(0.04)	(1,781)	(0.05)
Non-GAAP net income (loss)	$8,944	$0.23	$(333)	$(0.01)

Weighted average shares outstanding used to compute:
GAAP diluted EPS	39,075,388		38,708,657
Non-GAAP diluted EPS[3]	39,075,388		37,646,122

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures.

2For the three months ended March 31, 2023 and 2022, management used a combined federal and state tax rate of 23.44% and 23.29%, respectively, to compute the tax effect of non-GAAP measures.

3For the purposes of calculating Non-GAAP diluted EPS for the three months ended March 31, 2022, non-GAAP diluted weighted average shares outstanding of 37,646,122 was used, as the Company had a non-GAAP net loss in the period.

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth1
(unaudited)
(in thousands, except for percentages)

	Three Months Ended March 31,		Reported Change		FX Impact	Constant Currency Change
	2023	2022	$	%	$	$	%
United States	$171,879	$144,308	$27,571	19.1%	$—	$27,571	19.1%
International	69,519	59,587	9,932	16.7%	2,605	12,537	21.0%
Total	$241,398	$203,895	$37,503	18.4%	$2,605	$40,108	19.7%
Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth1
(unaudited)
(in thousands, except for percentages)

	Three Months Ended March 31,		Reported Change		FX Impact	Constant Currency Change
	2023	2022	$	%	$	$	%
Vascular	$142,849	$122,809	$20,040	16.3%	$1,112	$21,152	17.2%
Neuro	98,549	81,086	17,463	21.5%	1,493	18,956	23.4%
Total	$241,398	$203,895	$37,503	18.4%	$2,605	$40,108	19.7%

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.